Exhibit 10.1

AMENDMENT TO
STOCK PURCHASE AGREEMENT

This Amendment, dated as of February 1, 2011 (this “Amendment”), to the Stock Purchase Agreement, dated as of January 6, 2011 (the “Purchase Agreement”), by and between ZIOPHARM Oncology, Inc., a Delaware corporation (the “Company”), and Intrexon Corporation, a Virginia corporation (“Intrexon”).  Capitalized terms used in this Amendment and not otherwise defined shall have the respective meanings ascribed to such terms in the Purchase Agreement.

WHEREAS, Section 10.2 of the Purchase Agreement permits the amendment of the Purchase Agreement by execution of an instrument in writing signed by each of the parties to be bound; and

WHEREAS, the Company and Intrexon desire to amend the Purchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements specified in this Amendment, the parties hereby agree as follows:

1. Amendment of Section 7.1 of the Purchase Agreement.  Section 7.1 of the Purchase Agreement is hereby amended to add subsection (c) as follows:

“7.1           Intrexon Commitment.  ….

(c)           In the event that Intrexon voluntarily elects to purchase securities in a Qualified Financing for which the Company does not request that Intrexon participate, as contemplated by this Section 7.1, the aggregate purchase price paid by Intrexon for such securities shall nonetheless be applied against and reduce the then remaining maximum amount of Intrexon’s $50,000,000 commitment hereunder.”

2. Representations and Warranties.  Each of the Company and Intrexon represents and warrants that (i) it has the corporate power and authority to execute and deliver this Amendment, (ii) this Amendment has been duly and validly authorized by all necessary action of its board of directors, and (iii) this Amendment has been duly and validly executed and delivered and, assuming due authorization and execution by the other parties hereto, constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

3. No Other Modification.  The Purchase Agreement shall not be modified by this Amendment in any respect except as expressly set forth herein.

4. Governing Law.  This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts entered into and performed entirely in the State of New York by New York residents, without regard to conflicts of law principles.

5. Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized respective officers as of the date first written above.

COMPANY:	INTREXON:
ZIOPHARM ONCOLOGY, INC. By: /s/ Jonathan Lewis Name: Jonathan Lewis, MD, PhD Title: Chief Executive Officer	INTREXON CORPORATION By: /s/ Randal J. Kirk Name: Randal J. Kirk Title: Chief Executive Officer